EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for the First Quarter Ended June 30, 2014

MCLEAN, Va., July 28, 2014 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its first quarter ended June 30, 2014. Please read the Company's Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data):

	June 30, 2014	March 31, 2014	Change	% Change
For the Quarter Ended:
Total investment income	$ 9,837	$ 8,811	$ 1,026	11.6%
Total expenses	(4,978)	(4,167)	811	19.5
Net investment income	4,859	4,644	215	4.6
Net investment income per common share	0.18	0.18	—	—
Cash distribution per common share	0.18	0.18	—	—
Total realized loss	—	(3,448)	3,448	100.0
Total unrealized appreciation (depreciation)	5,911	(259)	6,710	NM
Total unrealized depreciation excluding reversal of previously-recorded depreciation upon realization	5,911	(3,237)	(9,148)	NM
Net increase in net assets resulting from operations	10,770	937	9,833	1,049.4
Weighted average yield on interest-bearing investments	12.6%	12.6%	—	—
Total dollars invested	$ 2,039	$ 32,096	$ (30,057)	(93.6)
Total dollars repaid	60	5,194	(5,134)	(98.8)

As of:
Total investments at fair value	$ 321,832	$ 314,393	$ 7,439	2.4%
Fair value as a percent of cost	83.5%	82.0%	1.5%	1.8
Total net assets	$ 226,841	$ 220,837	$ 6,004	2.7
Net asset value per common share	8.57	8.34	0.23	2.8
Asset coverage ratio	300%	298%	2%	0.7
Number of portfolio companies	28	29	(1)	(3.4)

NM=Not Meaningful

Highlights for the Quarter: During the quarter ended June 30, 2014, the following significant events occurred:

  Credit Facility Extension and Interest Rate Reduction: The Company extended its Credit Facility's maturity date approximately fourteen months to June 26, 2017 and decreased the interest rate margin from 3.75% to 3.25% per annum.
  Recurring Distributions: The Company paid monthly cash distributions to common and preferred stockholders for each of April, May and June 2014. It paid $0.06 per common share, per month and $0.1484375 per preferred share, per month for the Company's 7.125% Series A Cumulative Term Preferred Stock.

First Quarter 2015 Results: Net investment income for the quarters ended June 30, 2014 and March 31, 2014 was $4.9 million, or $0.18 per share, and $4.6 million, or $0.18 per share, respectively, an increase of 4.6%. The increase in net investment income for the quarter ended June 30, 2014, as compared to the prior quarter, was primarily due to the $0.4 million increase in interest income (primarily due to an increase in the weighted average principal balance of the Company's interest bearing investments of $11.5 million as compared to the prior quarter), and an increase in other income of $0.6 million (primarily due to increased dividend income in the current quarter). The investment income increase was partially offset by an increase in total expenses of $0.8 million (primarily due to a decrease in credits to fees of $0.3 million due to decreased investment activity) and an increase in other expenses of $0.2 million (due to a tax refund in the prior quarter). Net increase in net assets resulting from operations for the quarters ended June 30, 2014 and March 31, 2014 was $10.8 million, or $0.41 million, $0.9 million, or $0.03 per share, respectively. The quarter over quarter change was primarily due to a larger amount of unrealized appreciation in the current quarter compared with the quarter ended March 31, 2014.

Distributions Declared: Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
July 25, 2014	August 5, 2014	$ 0.06	$ 0.1484375
August 20, 2014	August 29, 2014	0.06	0.1484375
September 19, 2014	September 30, 2014	0.06	0.1484375
Total for the Quarter		$ 0.18	$ 0.4453125

Conference Call for Stockholders: The Company will hold its earnings release conference call Tuesday, July 29, 2014, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 29, 2014. To hear the replay, please dial (855) 859-2056 and use conference number 72405133. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through September 29, 2014.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 108 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks to which the Company is or may be subject, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (accessible at www.sec.gov).

To obtain a paper copy of the Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended June 30, 2014, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries:
         Please visit www.gladstone.com or +1-703-287-5893